Pursuant to Rule 424(b)(5)
                                           File No. 333-80377 and 333-80377-01

PRICING SUPPLEMENT NO. 1
(To Prospectus dated July 30, 1999
as supplemented by Prospectus
Supplement dated August 2, 1999)


                                  $100,000,000
                             DQE CAPITAL CORPORATION
                  8 3/8% PUBLIC INCOME NOTES (PINES(SM)) DUE 2039
                          UNCONDITIONALLY GUARANTEED BY
                                    DQE, INC.
                                    ---------

         This is an offering of 8 3/8% Public Income NotES due 2039, which we refer to in this pricing supplement as "PINES", to be issued by DQE Capital Corporation. The PINES are a tranche of Medium-Term Notes, Series A, in the authorized aggregate principal amount of $250,000,000. The PINES will be general unsecured, unsubordinated obligations of DQE Capital. The PINES will mature on September 15, 2039. DQE Capital will pay interest on the PINES on March 15,
June 15, September 15 and December 15 of each year. The first interest payment will be on December 15, 1999. The PINES will be redeemable at the option of DQE Capital, in whole or in part, at any time on or after September 16, 2004 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest to the date fixed for redemption. The PINES will be issued in minimum denominations of $25 which may be increased in multiples of $25.

         DQE, Inc., which is the parent company of DQE Capital, will unconditionally guarantee the payment of the PINES when due.

         The PINES have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the PINES is expected to commence within a 30-day period after initial delivery of the PINES. The PINES are expected to trade "flat". This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price. See "DESCRIPTION OF THE PINES - Certain Trading Characteristics".

                          --------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities, or passed upon the adequacy or accuracy of this pricing supplement, prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                          --------------------

                                                Per PINES       Total
                                                ---------       -----
Initial Public Offering Price                   100.00%       $100,000,000
Underwriting Discount                             3.15%       $  3,150,000
Proceeds to DQE Capital (before expenses)        96.85%       $ 96,850,000
                          ---------------------

         DQE Capital has given the underwriters an option to purchase an additional $15,000,000 aggregate principal amount of the PINES.

         The initial public offering price set forth above does not include accrued interest, if any. Interest on the PINES will accrue from September 16, 1999 and must be paid by the purchaser if the PINES are delivered after September 16, 1999.

         The underwriters are severally underwriting the PINES being offered. The underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on September 16, 1999.

         "PINES" is a service mark of Salomon Smith Barney Inc.
                          -------------------

         SALOMON SMITH BARNEY
                  MORGAN STANLEY DEAN WITTER
                                  PAINEWEBBER INCORPORATED
                                         CIBC WORLD MARKETS
                                             FIRST UNION CAPITAL MARKETS CORP.
September 14, 1999

         You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus is accurate as of any date other than the date of this pricing supplement.


                                TABLE OF CONTENTS


                               PRICING SUPPLEMENT

                                                                          PAGE

DQE CAPITAL AND DQE........................................................P-3
USE OF PROCEEDS............................................................P-3
DESCRIPTION OF THE PINES...................................................P-3
UNDERWRITING...............................................................P-5

                              PROSPECTUS SUPPLEMENT

DQE CAPITAL AND DQE........................................................S-3
DESCRIPTION OF THE NOTES...................................................S-4
CERTAIN UNITED STATES TAX CONSIDERATIONS ..................................S-18
SUPPLEMENTAL PLAN OF DISTRIBUTION..........................................S-24
LEGAL OPINIONS.............................................................S-25


                                   PROSPECTUS

AVAILABLE INFORMATION.......................................................3
DQE.........................................................................4
DQE CAPITAL.................................................................4
USE OF PROCEEDS.............................................................5
DESCRIPTION OF THE DEBT SECURITIES..........................................5
PLAN OF DISTRIBUTION.......................................................16
EXPERTS....................................................................17
LEGAL OPINIONS.............................................................18

                               DQE CAPITAL AND DQE

         DQE Capital Corporation is a wholly-owned subsidiary of DQE, which is a multi-utility and services company. DQE Capital's primary business purpose is to provide financing to DQE and its subsidiaries other than Duquesne Light Company.

         DQE will unconditionally guarantee the payment of principal of and premium, if any, and interest, if any, on the PINES, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the PINES and the Indenture.

         Additional information is contained in the accompanying prospectus supplement and prospectus.

                                 USE OF PROCEEDS

         The net proceeds from the issuance and sale of the PINES, after payment of issuance costs, will be applied, in part, to the repayment of borrowings under DQE Capital's revolving credit facility which were made for the purpose of making loans to certain of DQE's direct or indirect subsidiaries (other than Duquesne Light Company) and in part, to make additional loans to these companies. Borrowings under the revolving credit facility bear interest at variable rates based on market indices.

                            DESCRIPTION OF THE PINES

                  Information about the PINES is contained in three separate documents: (1) this pricing supplement which specifically describes the PINES being offered, (2) a prospectus supplement which describes DQE Capital's Medium-Term Notes, Series A, being offered from time to time in the total amount of $250 million, of which the PINES are a tranche, and (3) a prospectus which describes generally the debt securities of DQE Capital.

         The following description of the particular terms of the PINES supplements and supersedes (to the extent inconsistent) the description of the general terms and provisions of DQE Capital's Medium-Term Notes, Series A set forth under "DESCRIPTION OF THE NOTES" in the accompanying prospectus supplement as well as the description of the general terms and provisions of DQE Capital's Debt Securities set forth under "DESCRIPTION OF THE DEBT SECURITIES" in the accompanying prospectus, to which descriptions reference is hereby made. Certain capitalized terms used and not defined in this pricing supplement are defined under "DESCRIPTION OF THE NOTES" in the accompanying prospectus supplement or under "DESCRIPTION OF THE DEBT SECURITIES" in the accompanying prospectus.

GENERAL

         The PINES will be issued as a tranche of DQE Capital's Medium-Term Notes, Series A which constitute a series of debt securities under the Indenture. The aggregate principal amount of debt securities which may be authenticated and delivered under the Indenture will not be limited.

         The PINES

         (1)      will be unsecured obligations of DQE Capital,

         (2) will rank pari passu with all other unsecured and unsubordinated indebtedness of DQE Capital and will be unconditionally guaranteed by DQE, Inc.,

         (3) will be limited in aggregate principal amount of $100,000,000, unless the Underwriters exercise their option to purchase an additional $15,000,000 aggregate principal amount of the PINES,

         (4) will bear interest at 83/8% per annum; interest will be payable on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 1999; and the regular record dates for the payment of interest will be the February 28 (29), May 31, August 31 and November 30, as the case may be, prior to each interest payment date,

         (5)      will mature on September 15, 2039,

         (6) will be issued in minimum denominations of $25 which may be increased in multiples of $25,

         (7) will be redeemable at the option of DQE Capital, in whole or in part, at any time on or after September 16, 2004 at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption and may at any time be repurchased at any price in the open market by DQE Capital, who may hold, sell or surrender such securities to the Trustee for cancellation,

         (8)      will be listed on the New York Stock Exchange, and

         (9) will be held in global form only by The Depository Trust Company except under the circumstances described in the accompanying prospectus supplement.

CERTAIN TRADING CHARACTERISTICS

                  DQE Capital has been advised by The New York Stock Exchange that the PINES are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest (except for interest accrued after a Regular Record Date and prior to an Interest Payment Date, which interest will be payable to the Holders as of such Regular Record Date, as described above); thus, purchasers will not pay, and sellers will not receive, accrued and unpaid interest with respect to the PINES that is not included in the trading price thereof. Any portion of the trading price of a PINES received by a seller that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the PINES.

EVENTS OF DEFAULT

         See "DESCRIPTION OF THE DEBT SECURITIES - Events of Default" in the accompanying prospectus.
                                  UNDERWRITING

         Subject to the terms and conditions set forth in a Terms Agreement, dated September 14, 1999 (the "Terms Agreement"), between DQE Capital, DQE, Inc. and the underwriters named below (the "Underwriters") incorporating the terms of a Selling Agency Agreement, dated August 18, 1999, as supplemented, between DQE, Inc., DQE Capital and Salomon Smith Barney Inc., DQE Capital has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, as principals, the respective principal amounts of the PINES set forth below opposite their names.

         UNDERWRITER                                          PRINCIPAL AMOUNT
         -----------                                          ----------------

Salomon Smith Barney Inc. ....................................... $25,000,000
Morgan Stanley & Co. Incorporated................................ $25,000,000
PaineWebber Incorporated......................................... $25,000,000
CIBC World Markets Corp........................................... $2,750,000
First Union Capital Markets Corp.................................. $2,750,000
A.G. Edwards & Sons, Inc.......................................... $1,875,000
ABN AMRO Incorporated............................................. $1,875,000
EVEREN Securities, Inc............................................ $1,875,000
McDonald Investments Inc.......................................... $1,875,000
J.J.B. Hilliard, W.L. Lyons, Inc.................................. $1,875,000
Prudential Securities Incorporated................................ $1,875,000
Banc One Capital Markets, Inc....................................... $750,000
BNY Capital Markets, Inc............................................ $750,000
Deutsche Bank Alex Brown............................................ $750,000
Credit Suisse First Boston Corporation.............................. $750,000
Dain Rauscher Wessels,
         a division of Dain Rauscher Incorporated................... $750,000
Janney Montgomery Scott Inc......................................... $750,000
Legg Mason Wood Walker, Incorporated................................ $750,000
Parker/Hunter Incorporated.......................................... $750,000
U.S. Bancorp Piper Jaffray Inc...................................... $750,000
Pryor, McClendon, Counts & Co....................................... $750,000
Tucker Anthony Incorporated......................................... $750,000
                                                                --------------

Total........................................................... $100,000,000
                                                                ==============

         PINES sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this pricing supplement, and, in part, to certain securities dealers at such price less a concession of $0.50 per PINES. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per PINES to certain brokers and dealers. After all the PINES are released for sale to the public, the Underwriters may change the offering price and the other selling terms.

         DQE Capital has granted the Underwriters an option to purchase up to an additional $15,000,000 aggregate principal amount of PINES at the initial public offering price, less the underwriting discount. Such option, which will expire 30 days after the date of this pricing supplement, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase from DQE Capital approximately the same percentage of the aggregate principal amount of PINES as the amount set forth next to such Underwriter's name in the above table bears to the aggregate principal amount of PINES set forth as the total to be purchased in the above table.

         DQE Capital and the Underwriters have agreed that the underwriting discount will be 3.15% per PINES, except that the underwriting discount will be 2% per PINES for PINES sold to certain institutions.

         Prior to the offering, there has been no public market for the PINES. The PINES have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the PINES is expected to commence within a 30-day period after initial delivery of the PINES. In order to meet one of the requirements for listing the PINES, the Underwriters will undertake to sell lots of 100 or more PINES to a minimum of 400 beneficial owners.

         The PINES are a new issue of securities with no established trading market. The Underwriters have advised DQE Capital that the Underwriters intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither DQE Capital nor the Underwriters can assure you that the trading market for the PINES will be liquid.

         In connection with this offering, the Underwriters may purchase and sell PINES in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater total principal amount of PINES than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PINES while this offering is in progress.

         The Underwriters also may impose a penalty bid. This may occur when a particular Underwriter repays to the Underwriters a portion of the underwriting discount because the Underwriters have repurchased PINES sold by or for the account of that Underwriter in stabilizing or short covering transactions.

         These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the PINES. As a result, the price of the PINES may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

         In the ordinary course of their business, certain Underwriters or their affiliates have engaged and may in the future engage in investment and commercial banking transactions with DQE Capital and DQE. Salomon Smith Barney Inc. is an affiliate of Citibank N.A., Banc One Capital Markets, Inc. is an affiliate of Bank One Trust Company, NA (formerly known as The First National Bank of Chicago), ABN AMRO Incorporated is an affiliate of ABN AMRO Bank, CIBC World Markets is an affiliate of CIBC Inc., Credit Suisse First Boston Corp. is an affiliate of Credit Suisse First Boston, First Union Capital Markets Corp. is an affiliate of First Union National Bank, McDonald Investments
Inc. is an affiliate of KeyBank National Association and BNY Capital Markets, Inc. is an affiliate of The Bank of New York. All of the foregoing banking affiliates of the Underwriters are a party to our revolving credit facility currently in place and will receive their proportionate share of the proceeds from the sale of the PINES if we use the proceeds to repay our revolving credit facility as we intend to do. If more than 10% of the net proceeds of the offering are used to repay affiliates of the Underwriters participating in this offering, then that offering will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition to being one of our lenders, Bank One Trust Company, NA (formerly known as The First National Bank of Chicago) is also the trustee under the Indenture.

         It is expected that delivery of the PINES will be made against payment therefor on or about the second business day following the date hereof. Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PINES on the date hereof will be required, by virtue of the fact that the PINES initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

         DQE Capital has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 30, 1999)

                                  $250,000,000

                             DQE CAPITAL CORPORATION

                           MEDIUM-TERM NOTES, SERIES A

                          UNCONDITIONALLY GUARANTEED BY

                                    DQE, INC.
                                 ---------------

         DQE Capital Corporation may offer from time to time its unsecured Medium-Term Notes, Series A. The specific terms of any Notes offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise:

        () The Notes will mature between 9 months and forty years from the issue date.

        () The Notes will bear interest at either a fixed or a floating rate. Floating rate interest would be based on:

                    --    CD Rate                 --  LIBOR
                    --    CMT Rate                --  Prime Rate
                    --    Commercial Paper Rate   --  Treasury Rate
                    --    Federal Funds Rate      --  Any other rate or index
                                                      specified in the
                                                      applicable pricing
                                                      supplement.

        () The Notes will be denominated in U.S. dollars and have minimum denominations of $1,000 and any larger amount in integral multiples of $1,000.

        () The Notes may be subject to redemption at the option of DQE Capital or to redemption or purchase at the option of the holder.

        () The Notes will be held in global form by The Depository Trust Company except under the circumstances described in this prospectus supplement.

        () The Notes will be a new issue of securities with no established trading market.

        ()     The Notes will not be listed on any securities exchange.

         DQE, Inc., which is the parent company of DQE Capital, will unconditionally guarantee the payment of the Notes.

         Unless the Pricing Supplement indicates otherwise, DQE Capital will receive between 99.125% and 99.850% of the proceeds from the sale of the Notes, after paying the Agents' commissions of between .875% and .150%. The exact net proceeds of each Note to DQE Capital will be set at the time of issuance.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.


                              SALOMON SMITH BARNEY

August 2, 1999

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."


                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----

DQE CAPITAL AND DQE..........................................................S-3
DESCRIPTION OF THE NOTES.....................................................S-3
CERTAIN UNITED STATES TAX CONSIDERATIONS....................................S-18
SUPPLEMENTAL PLAN OF DISTRIBUTION.......................................... S-24
LEGAL OPINIONS............................................................. S-25

                                   PROSPECTUS
AVAILABLE INFORMATION..........................................................3
DQE ...........................................................................4
DQE CAPITAL ...................................................................4
USE OF PROCEEDS................................................................5
DESCRIPTION OF THE DEBT SECURITIES.............................................5
PLAN OF DISTRIBUTION..........................................................16
EXPERTS.......................................................................17
LEGAL OPINIONS................................................................18

                               DQE CAPITAL AND DQE

         DQE Capital Corporation is a wholly-owned subsidiary of DQE, which is a multi-utility delivery and services company. DQE Capital's primary business purpose is to provide financing to DQE and its subsidiaries other than Duquesne Light Company.

         DQE has the following direct subsidiaries, in addition to DQE Capital:

        () Duquesne Light Company, a utility engaged in the generation, transmission, distribution and sale of electric energy to approximately 580,000 customers in an 800 square mile area in southwestern Pennsylvania;

        () Montauk, Inc., which makes long-term investments in alternative energy, sale/leasebacks, lease/leasebacks and investments in affordable housing projects;

        () AquaSource, Inc., a water resource management company that acquires, develops and manages water and wastewater service operations and bottled water delivery companies;

        () Duquesne Enterprises, Inc., which is building businesses in the energy services and technologies and electronic commerce industries and in communications;

        () DQE Energy Services, Inc., a diversified energy services company offering a wide range of energy solutions for industrial, utility and consumer markets worldwide; and

        () DQEnergy Partners, Inc., which is working with owners of a wide range of gas, electricity and telecommunication distribution systems to help them better meet the needs of their customers and communities.

         DQE will unconditionally guarantee the payment of principal of and premium, if any, and interest, if any, on the Notes, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the Notes and the Indenture.

         Additional information is contained in the accompanying prospectus.

                            DESCRIPTION OF THE NOTES

         The following description of the particular terms of the Notes supplements and supersedes (to the extent inconsistent) the description of the general terms and provisions of the Debt Securities set forth under "DESCRIPTION OF THE DEBT SECURITIES" in the accompanying prospectus, to which description reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under "DESCRIPTION OF THE DEBT SECURITIES" in the accompanying prospectus. The particular terms and conditions of the Notes sold pursuant to any pricing supplement to this prospectus supplement will be described therein. The terms and conditions set forth in this "DESCRIPTION OF NOTES" will apply to each Note unless otherwise specified in the pricing supplement and in such Note.

GENERAL

         The Notes will be issued as a series of debt securities under the Indenture. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture will not be limited.

         The Notes will be issued in fully registered form only, without coupons. Except as set forth herein under "-- Book-Entry Only Issuance - The Depository Trust Company" or in any pricing supplement relating to specific

Notes, the Notes will not be issuable as Certificated Notes. The authorized denominations of the Notes will be $1,000 and any larger amount that is an integral multiple of $1,000.

         Each Note will mature from nine months to forty years from its date of issue, as selected by the purchaser and agreed to by DQE Capital. Each Note may also be subject to redemption at the option of DQE Capital or to redemption or purchase by DQE Capital at the option of the Holder before its Stated Maturity (as defined below). Each Floating Rate Note will mature on an Interest Payment Date (as defined below) for such Note.

         The pricing supplement relating to each Note will describe the following terms:

               (a) the date or dates on which the principal of such Note is payable or the method of determination thereof and the right, if any, to extend such date or dates;

               (b)  whether the Note is a Fixed Rate Note or a Floating Rate
         Note;

               (c) if the Note is a Fixed Rate Note, the rate per annum at which the Note will bear interest and the interest payment dates on which interest on the Note will be payable;

               (d) if the Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate on the Note;

               (e) the date or dates from which such interest will accrue on the Note, the Interest Payment Dates on which such interest shall be payable, the right, if any, of DQE Capital to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date and the person or persons to whom interest on the Notes shall be payable on any Interest Payment Date, if other than the person in whose name the Note is registered at the close of business on the Regular Record Date for such interest;

               (f) the place or places where, subject to the terms of the Indenture as described in the accompanying Prospectus under "DESCRIPTION OF THE DEBT SECURITIES -- Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Note will be payable and where, subject to the terms of the Indenture as described in the accompanying Prospectus under "DESCRIPTION OF THE DEBT SECURITIES -- Registration and Transfer," the Note may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon DQE Capital in respect of the Note and the Indenture may be served; the Security Registrar and Paying Agents for the Note; and, if such is the case, that the principal of the Note shall be payable without presentation or surrender thereof;

               (g) any period or periods within which, or date or dates on, which, the price or prices at which and the terms and conditions upon which the Note may be redeemed, in whole or in part, at the option of DQE Capital;

               (h) the obligation or obligations, if any, of DQE Capital to redeem or purchase the Note or any portion thereof pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder thereof, and the period or periods within which, or date or dates on which, the price or prices at which, and the terms and conditions upon which the Note shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

               (i) the denominations in which the Note shall be issuable if other than denominations of $1,000 and any larger amount that is an integral multiple of $1,000; and

               (j)  any other terms of the Note.

         "Business Day" with respect to any Note means any day, other than Saturday or Sunday, which is (a) not a day on which banking institutions or trust companies in the City of Pittsburgh, Pennsylvania and the City of New York, New York or other city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest, if any, on such Note, are authorized or required by law, regulation or executive order to remain closed and (b) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London Interbank market.

         DQE will unconditionally guarantee the payment when due of the principal of and premium, if any, and interest, if any, on the Notes. See "DESCRIPTION OF THE DEBT SECURITIES - Guarantee of DQE; Holding Company Structure" in the accompanying prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

         The interest payable on the Notes on any Interest Payment Date (other than interest payable at Maturity) will be paid to the Holders in whose names the Notes are registered as of the Regular Record Date immediately preceding such Interest Payment Date, such payment to be made by check mailed to the addresses appearing in the Note register. Notwithstanding the foregoing,

               (a) if the Original Interest Accrual Date of a Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest so payable for the period from and including the Original Interest Accrual Date to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date;

               (b) interest payable at Maturity will be paid to the Person to whom principal is paid;

               (c) defaulted interest will be payable as described under "DESCRIPTION OF THE DEBT SECURITIES Payment and Paying Agents" in the accompanying Prospectus;

               (d) if such Holder is a securities depositary, payment may be made by such other means in lieu of check, as shall be agreed upon by DQE Capital, the Trustee and such Holder; and

               (e) upon the written request of a Holder of not less than $10 million in aggregate principal amount of Notes of the same tranche delivered to DQE Capital and the Paying Agent at least 10 days before any Interest Payment Date, payment of interest on such Notes to such Holder on such Interest Payment Date will be made by wire transfer of immediately available funds to an account maintained within the continental United States specified by the Holder or, if the Holder maintains an account with the entity acting as Paying Agent, by deposit into such account.

         The principal of and premium, if any, and interest on the Notes at Maturity will be made upon presentation at the corporate trust office of the Paying Agent.

         The "Regular Record Date" with respect to any Interest Payment Date for a Fixed Rate Note will be the 15th day of the calendar month (whether or not a Business Day) immediately preceding such Interest Payment Date; and the "Record Date" with respect to any Interest Payment Date for a Floating Rate Note will be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date.


         Interest rates offered by DQE Capital with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Notes with similar variable terms but different interest rates may be offered concurrently at any time. DQE Capital may also concurrently offer Notes having different variable terms (as are described herein or in the pricing supplement and Note).

FIXED RATE NOTES

         Each Fixed Rate Note will bear interest from its Original Interest Accrual Date at the rate per annum stated on its face until the principal amount of the Note is paid or duly provided for. Unless otherwise set forth in the pricing supplement, interest on each Fixed Rate Note will be payable semi-annually in arrears on each Interest Payment Date and at Maturity. Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         If, with respect to any Fixed Rate Note, any Interest Payment Date, any redemption date or the Stated Maturity is not a Business Day, payment of the amounts due on the Note on such date may be made on the next Business Day; and, if such payment is made or duly provided for on such Business Day, no interest will accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

FLOATING RATE NOTES

         General

         Each Floating Rate Note will bear interest from its Original Interest Accrual Date to the first Interest Reset Date for the Note at the Initial Interest Rate set forth on the face of the Note and in the pricing supplement. Thereafter, the interest rate on the Note for each Interest Reset Period will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point being equal to one one-hundredth of a percentage point) that may be specified in the pricing supplement as being applicable to the Note, and the "Spread Multiplier" is the percentage that may be specified in the pricing supplement as being applicable to the Note. The pricing supplement will designate one of the following Base Rates as applicable to a Floating Rate Note:

               (a)  the CD Rate (a "CD Rate Note");

               (b)  the Constant-Maturity Treasury Rate (a "CMT Rate Note");

               (c)  the Commercial Paper Rate (a "Commercial Paper Rate Note");

               (d)  the Federal Funds Rate (a "Federal Funds Rate Note"),

               (e)  LIBOR (a "LIBOR Note");

               (f)  the Prime Rate (a "Prime Rate Note");

               (g)  the Treasury Rate (a "Treasury Rate Note"), or

               (h) such other Base Rate as is set forth in the pricing supplement and in the Note.

As used herein, "H.15(519)" means the publication entitled "Statistical Release H.15(519)," Selected Interest Rates, or any successor publication, published by the Board of Governors of the Federal Reserve System; "Calculation Date," with respect to an interest determination date, means the earlier of (x) the tenth calendar day after such interest determination date, or, if such day is not a Business Day, the next succeeding Business Day, and (y) the Business Day immediately preceding the related Interest Payment Date or the Maturity Date, as the case may be; and "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities," or any successor release, published by the Federal Reserve Bank of New York.

         Maximum Rate; Minimum Rate

         As specified in the pricing supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis):

               (a) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and

               (b) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate").

In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by U.S. law of general application. Under New York law currently in effect, a business corporation may not use usury or the taking of more than the lawful interest rate as a defense to any proceeding to recover damages on, or enforce payment of, any obligation executed or effected by such corporation.

         Calculation Agent

         DQE Capital will appoint, and enter into an agreement with, an agent (the "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the pricing supplement, The First National Bank of Chicago will be the Calculation Agent. All determinations of interest rates by the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Floating Rate Notes.

         Interest Rate Reset

         The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Interest Reset Period" for the Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the pricing supplement; and such interest rate, as so reset, will be effective as of and for the related Interest Reset Date and for the balance of the Interest Reset Period to, but excluding, the next succeeding Interest Reset Date. Unless otherwise specified in the pricing supplement, the Interest Reset Dates will be:

        () in the case of Floating Rate Notes that reset daily, each Business Day;

        () in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

        () in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes");

        () in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

        () in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

        () in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months of each year specified in the pricing supplement; and

        () in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the pricing supplement;

provided, however, that the interest rate in effect for the ten days immediately before Maturity will be that rate in effect on the tenth day preceding Maturity. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

         Accrual of Interest

         Unless otherwise specified in the pricing supplement, interest payments on Floating Rate Notes will be the amount of interest accrued from and including the last date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Interest Accrual Date, to but excluding the next succeeding Interest Payment Date; provided, however, that in the case of a Floating Rate Note that resets daily or weekly, interest payments will be the amount of interest accrued from and including the most recent date to which interest has been paid or duly provided for, or if no interest has been paid, from the Original Interest Accrual Date, to, but excluding, the Regular Record Date immediately preceding such Interest Payment Date, except that, at Maturity, interest payable will include interest accrued to but excluding the date of Maturity.

         Accrued interest for each Floating Rate Note will be calculated by multiplying the principal amount of the Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Payment Period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Fund Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. Unless otherwise specified in the pricing supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest one-hundredth of a cent (with .005 of a cent being rounded upward).

         Interest Payment Dates

         Unless otherwise indicated in the pricing supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the pricing supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the pricing supplement; and in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month of each year specified in the pricing supplement (each such day being an "Interest Payment Date").

         If, with respect to any Floating Rate Note, any Interest Payment Date other than a redemption date or the Stated Maturity is not a Business Day, such Interest Payment Date will be postponed to the next Business Day, except that, if such Note is a LIBOR Note and such next Business Day is in the next calendar month, such Interest Payment Date will be the immediately preceding Business Day. If a redemption date or the Stated Maturity is not a Business Day, payment of the amounts due on the Note on such date in respect of principal, premium, if any, and/or interest, if any, may be made on the next Business Day; and if payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such redemption date or Stated Maturity, as the case may be, to such Business Day.

         CD Rate Notes

         Each CD Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the CD Rate Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, the "CD Rate" for each Interest Reset Period in respect of each CD Rate Note will be determined by the Calculation Agent on the Calculation Date and will be

               (a) the rate (expressed as a percentage per annum) as of the second Business Day before the related Interest Reset Date (a "CD Rate Determination Date") for negotiable certificates of deposit having the Index Maturity specified in the CD Rate Note and the pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)", or

               (b)  if such rate is not so published by 9:00 A.M., New York
         City time, on the Calculation Date, the rate as of the CD Rate Determination Date for negotiable certificates of deposit of such Index Maturity as published in Composite Quotations, or

               (c)  if neither of such rates is published by 3:00 P.M., New
         York City time, on the Calculation Date, the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the CD Rate Determination Date for certificates of deposit in an amount that is representative of a single transaction at that time with a remaining maturity closest to such Index Maturity of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent, in its discretion (after consultation with DQE Capital); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as described above, the CD Rate for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no previous Interest Reset Period in respect of the CD Rate Note, the rate of interest on the Note for such Interest Reset Period shall be the Initial Interest Rate).

         CMT Rate Notes

         Each CMT Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the CMT Rate Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, the "CMT Rate" for each Interest Reset Period in respect of each CMT Rate Note will be determined by the Calculation Agent on the Calculation Date and will be the rate (expressed as a percentage per annum) displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m." under the column for the Designated CMT Maturity Index (as defined below) for

               (a) (1) if the Designated CMT Telerate Page is 7055, the second Business Day before the related Interest Reset Date (a "CMT Rate Determination Date") or (2) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which such CMT Rate Determination Date occurs, or

               (b) if such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time on the Calculation Date, the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519), or

               (c) if such rate is no longer published or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519), or

               (d) if such information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for the CMT Rate Determination Date will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate

         Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year, or

               (e) if the Calculation Agent cannot obtain three such Treasury notes quotations, a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, or

               (f) if three or four (and not five) of such Reference dealers are quoting as described above, the arithmetic mean of the offer prices obtained without the elimination of either the highest or the lowest of such quotes; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described above, the CMT Rate for such Interest Reset Period will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such CMT Rate Note, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest Rate). For purposes of clause (e) in the first sentence of this paragraph, if two Treasury notes have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity shall be used.

         "Designated CMT Maturity Index", with respect to any CMT Rate Note, will be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in such CMT Rate Note and the pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is so specified, the Designated CMT Maturity Index will be 2 years.

         "Designated CMT Telerate Page", with respect to any CMT Rate Note, means the display on the Dow Jones Market service (formerly known as the Dow Jones Telerate Service) on the page specified in the CMT Rate Note and the pricing supplement (or any other page that may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is so specified, the page shall be 7052, for the most recent week.

         Commercial Paper Rate Notes

         Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Commercial Paper Rate Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, the "Commercial Paper Rate" for each Interest Reset Period in respect of each Commercial Paper Rate Note will be determined by the Calculation Agent on the Calculation Date and will be

               (a) the Money Market Yield (as hereinafter defined) as of the second Business Day before the related Interest Reset Date (a "Commercial Paper Rate Determination Date") of the rate (expressed as a percentage per annum) for commercial paper having the Index Maturity specified in such Commercial Paper Rate Note and the pricing supplement, as such rate shall be published in H.15(519) (as hereinafter defined) under the heading "Commercial Paper - Nonfinancial", or

               (b) if the rate is not so published before 9:00 a.m., New York City time, on the Calculation Date, the Money Market Yield as of the Commercial Paper Rate Determination Date of the rate for commercial paper of the Index Maturity as published in Composite Quotations under the heading "Commercial Paper", or

               (c) if none of the rates is published by 3:00 p.m., New York City time, on the Calculation Date, the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date, of three leading dealers in commercial paper in The City of New York selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), for commercial paper of the Index Maturity placed for a nonfinancial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected are not quoting offered rates as described above, the Commercial Paper Rate for the Interest Reset Period will be deemed to be the same as the Commercial Paper Rate for the preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Commercial Paper Rate Note, the rate of interest on the Note for such Interest Reset Period shall be the Initial Interest Rate).

         "Money Market Yield" is a yield calculated in accordance with the following formula:

                  Money Market Yield =       D x 360        x 100
                                        -----------------
                                          360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity specified in the Commercial Paper Rate Note and the pricing supplement.

         Federal Funds Rate Notes

         Each Federal Funds Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Federal Funds Rate Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, the "Federal Funds Rate" for each Interest Reset Period in respect of each Federal Funds Rate Note will be determined by the Calculation Agent on the Calculation Date and will be

               (a) the rate (expressed as a percentage per annum) as of the second Business Day before the related Interest Reset Date (a "Federal Funds Rate Determination Date") for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", or

               (b)  if the rate is not so published by 9:00 A.M., New York
         City time, on the Calculation Date, the rate on the Federal Funds Rate Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate", or

               (c)  if neither of the rates is published by 3:00 P.M., New
         York City time, on the Calculation Date, the arithmetic mean of the rates for the last transaction in overnight Federal funds as of 11:00 A.M., New York City time, on such Federal Funds Rate Determination Date arranged by three leading brokers in Federal Funds transactions in

         The City of New York selected by the Calculation Agent, in its discretion (after consultation with DQE Capital); provided, however, that if the brokers selected by the Calculation Agent are not quoting as described above, the Federal Funds Rate for the Interest Reset Period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Federal Funds Rate Note, the rate of interest on the Note for such Interest Reset Period will be the Initial Interest Rate).

         LIBOR Notes

         Each LIBOR Note will bear interest for each Interest Reset Period at a rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the LIBOR Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent and will be:

               (a) (1) if "LIBOR Reuters" is specified in the Note and the pricing supplement as the Reporting Service, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as hereinafter defined) by its terms provides only for a single rate, in which case the single rate will be used) for deposits in the Index Currency specified in the LIBOR Note and the pricing supplement in the London interbank market, for the period of the Index Maturity so specified commencing on the related Interest Reset Date for the Interest Reset Period, which appear or appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on the second London Banking Day (as defined above) before such Interest Reset Date (a "LIBOR Determination Date"), or (2) if "LIBOR Telerate" is specified in the Note and the pricing supplement as the Reporting Service, the rate for deposits in the Index Currency, for the period of such Index Maturity commencing on the Interest Reset Date (or, if the pound sterling is the Index Currency, commencing on the LIBOR Determination
         Date), that appears on the Designated LIBOR Page at approximately
         11:00 a.m., London time, on the LIBOR Determination Date;

               (b) with respect to a LIBOR Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the Note as the Reporting Service and calculation of LIBOR is based on the arithmetic mean of the offered rates) or on which no rate appears (if the Reporting Service specified in the Note and the pricing supplement is either (1) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (2) "LIBOR Telerate"), the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency, for the period of the Index Maturity commencing on the Interest Reset Date (or, if the pound sterling is the Index Currency, commencing on the LIBOR Determination
         Date) for such Interest Reset Period and in a principal amount equal to an amount of not less than U.S.$1 million (or the equivalent amount in the Index Currency) that is representative of a single transaction in the Index Currency in the market at such time, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR Determination Date; if at least two such quotations are provided, LIBOR, in respect of the LIBOR Determination Date, shall be the arithmetic mean of such quotations;

               (c) if fewer than two quotations are so provided, LIBOR in respect of the LIBOR Determination Date will be the arithmetic mean of the rates quoted by three major banks in the applicable Principal Financial Center for the country of the Index Currency on the LIBOR Determination Date selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), at approximately 11:00 a.m. on the LIBOR Determination Date, for loans in the Index Currency to leading European banks, for the period of the Index Maturity commencing on the Interest Reset Date (or, if the pound sterling is the Index Currency, commencing on the LIBOR Determination Date) for the Interest Reset Period and in a principal amount of not less than U.S.$1 million (or the equivalent amount in the Index Currency) that is representative of a single transaction in the Index Currency in the market at such time; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting rates described above, LIBOR for such Interest Reset Period shall be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period, the rate of interest on the Note for the Interest Reset Period shall be the Initial Interest Rate).

         "Designated LIBOR Page" means (x) if "LIBOR Reuters" is specified in a LIBOR Note and the pricing supplement as the Reporting Service, the display on the Reuters monitor money rates service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the Index Currency, or (y) if "LIBOR Telerate" is so specified as the Reporting Service, the display on the Dow Jones Market service (formerly known as the Dow Jones Telerate Service), or any successor service, for the purpose of displaying the London interbank rates of major banks for the Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is so specified as the Reporting Service, LIBOR will be determined as if LIBOR Telerate Page 3750 had been specified.

         "Index Currency", with respect to any LIBOR Note, means the currency (including any composite currency) so specified in the LIBOR Note and the pricing supplement. If no currency is so specified, "Index Currency" means U.S. dollars.

         "LIBOR Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Market service (formerly known as the Dow Jones Telerate Service), or such other page as may replace Page 3750 on such service or such other successor service or services as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

         "Principal Financial Center" will be, for purposes of clause (c) above, the principal financial center of the country of the specified Index Currency, which generally will be the capital city of such country, except that with respect to U.S. Dollars, Deutsche Marks and Euros, the Principal Financial Center will be the City of New York, Frankfurt or Brussels, as the case may be.

         Prime Rate Notes

         Each Prime Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Prime Rate Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, the "Prime Rate" for each Interest Reset Period in respect of each Prime Rate Note will be determined by the Calculation Agent on the Calculation Date and will be

               (a) the rate (expressed as a percentage per annum) as of the second Business Day before the related Interest Reset Date (a "Prime Rate Determination Date") set forth in H.15(519) opposite the caption "Bank Prime Loan", or

               (b) if the rate is not so published before 3:00 p.m., New York City time, on the Calculation Date, the arithmetic mean of the rates publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as the bank's prime rate or base lending rate as in effect on such Prime Rate Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Determination Date or

               (c) if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for the Prime Rate Determination Date, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Determination Date by at least two of three major money center banks in The City of New York selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), from which quotations are requested; provided, however, that if fewer than two prime rates are quoted by major money center banks as described above, there shall be included in the group of rates whose arithmetic mean is to be so determined the prime rates or base lending rates, as of such Prime Rate Determination Date, of that number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent, in its discretion (after consultation with DQE Capital), which, when added to the number of rates provided by major money center banks as aforesaid, shall equal two.

         If in any calendar month the Prime Rate is not published in H.15(519) and the banks or trust companies selected are not quoting as described in the preceding paragraph, the "Prime Rate" for the Interest Reset Period will be Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Prime Rate Note, the rate of interest on the Prime Rate Note for the Interest Reset Period shall be the Initial Interest Rate).

         "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters monitor money rates service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

         Treasury Rate Notes

         Each Treasury Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, and subject to the maximum Interest Rate, if any, and the minimum Interest Rate, if any, specified in the Treasury Rate Note and the pricing supplement.

         Unless otherwise specified in the pricing supplement, the "Treasury Rate" for each Interest Reset Period in respect of each Treasury Rate Note will be determined by the Calculation Agent on the Calculation Date and will be

               (a) the rate (expressed as a percentage per annum) for the auction held on the Treasury Rate Determination Date (as hereinafter defined) for the Interest Reset Period of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the Treasury Rate Note and the pricing supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills -- auction average (investment)", or

               (b)  if the rate is not published before 9:00 a.m., New York
         City time, on the Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on the Treasury Rate Determination Date as otherwise announced by the United States Department of Treasury, or

              (c) if the results of the auction of Treasury bills having such Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on the Calculation Date, or if no such auction is held on the Treasury Rate Determination Date, a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, in its discretion (after consultations with DQE Capital), for the issue of Treasury bills with a remaining maturity closest to such Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as described above, then the "Treasury Rate" for such Interest Reset Period will be deemed to be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Treasury Rate Note, the rate of interest on the Note for the Interest Reset Period shall be the Initial Interest Rate).

         The "Treasury Rate Determination Date" for each Interest Reset Period is the day of the week in which the Interest Reset Date for the Interest Reset Period falls on which Treasury bills would normally be auctioned. (As of the date of this Prospectus Supplement, Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday.) If, as the result of a legal holiday, an auction is held on the preceding Friday, such Friday is the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next week. If an auction date falls on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then the Interest Reset Date is instead the Business Day immediately following such auction date.

REDEMPTION

         The pricing supplement relating to each Note will indicate either that such Note cannot be redeemed at the election of DQE Capital before Stated Maturity or that the Note will be redeemable, at the election of DQE Capital, in whole or in part, on any date on or after the date designated as the "Initial Redemption Date" in the pricing supplement, at the applicable redemption price plus accrued interest to the date fixed for redemption. If the Note is so redeemable, the redemption price will initially be a percentage of the principal amount of the Note to be redeemed equal to the "Initial Redemption Price" specified in the pricing supplement for the twelve-month period commencing on the Initial Redemption Date and will decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount equal to the "Reduction Percentage" specified in the pricing supplement until the redemption price is 100% of the principal amount of the Note. The pricing supplement may specify a "Redemption Limitation Date" before which DQE Capital may not redeem a Note as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to DQE Capital (calculated in accordance with generally accepted financial practice) less than the effective interest cost to DQE Capital (similarly calculated) of such Note.

         The pricing supplement relating to each Note will also specify any sinking fund or other mandatory redemption provisions applicable to the Note, and any provisions for the redemption or purchase by DQE Capital of the Note at the option of the Holder.

         Reference is made to the information contained under "DESCRIPTION OF THE DEBT SECURITIES -- Redemption" in the accompanying Prospectus.

LIMITATION ON SECURED DEBT

         So long as any of the Notes remain outstanding, DQE will not create, issue, incur or assume any Secured Debt (as hereinafter defined) without the consent of the Holders of a majority in principal amount of the outstanding Securities of all series (including the Notes) and tranches with respect to which this covenant is made (all such Securities being hereinafter called "Benefitted Securities"), considered as one class, provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if either

               (a) DQE shall make effective provision whereby all Benefitted Securities then outstanding will be secured equally and ratably with such Secured Debt; or

               (b) DQE delivers to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien (as hereinafter defined) which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Benefitted Securities then outstanding and meeting certain other requirements set forth in the Indenture.

         "Debt", with respect to any person, means

               (a) indebtedness of such person for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which such person is obligated to repay such borrowed money and

               (b) any guaranty by such person of any such indebtedness of another person.

         "Debt" does not include, among other things,

               (x) indebtedness of such person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services,

               (y) obligations of such person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such person under generally accepted accounting principles, or

               (z) liabilities secured by any Lien on any property owned by such person if and to the extent that such person has not assumed or otherwise become liable for the payment thereof.

         "Lien" means any lien, deed of trust, pledge or security interest.

         "Secured Debt", with respect to any person, means Debt created, issued, incurred or assumed by such person which is secured by a Lien upon any shares of stock of Duquesne Light Company, whether owned at the date of the initial authentication and delivery of the Notes or thereafter acquired.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

         DTC will act as securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates for the Notes, representing the aggregate principal amount of Notes, will be issued and will be deposited with DTC.

         The following is based upon information furnished by DTC:

                    DTC is a limited-purpose trust company organized under the
               New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                    Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued, as discussed below.

                    To facilitate subsequent transfers, all Notes deposited by
               Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    The delivery of notices and other communications by DTC to
               Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices will be sent to Cede & Co., as registered
               Holder of the Notes. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

                    Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to DQE Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    Payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC or DQE Capital, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of DQE Capital, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

                    Management of DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

                    However, DTC's ability to perform its services properly is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation

               (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

                    According to DTC, the information in the preceding two
               paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         DTC may discontinue providing its services as securities depositary for the Notes at any time by giving notice to DQE Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates will be delivered to the Beneficial Owners. Additionally, DQE Capital may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Notes will be delivered.

         The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from sources that DQE Capital believes to be reliable, but DQE Capital takes no responsibility for the accuracy thereof. Neither DQE Capital, the Trustee nor the Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating thereto.

         Except as provided herein, a Beneficial Owner of an interest in a global Note certificate may not receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.


                    CERTAIN UNITED STATES TAX CONSIDERATIONS

         The following is a discussion of certain U.S. income tax considerations based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations (the "Regulations"), published rulings, and judicial decisions, all as currently in effect. This discussion deals only with Notes held as capital assets (within the meaning of Section 1221 of the Code) by U.S. Holders (as defined below) that are initial purchasers, and not with special classes of holders such as banks, insurance companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt organizations, persons holding Notes as part of a straddle, hedging or conversion transaction, or persons whose functional currency is not the U.S. dollar. All persons considering the purchase of Notes are advised to consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of the Notes.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

               (a)  a citizen or resident of the United States;

               (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

               (c) an estate the income of which is subject to United States federal income tax without regard to its source; or

               (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

         Interest on a Note, other than original issue discount, generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's regular method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

         General

         Original issue discount ("OID") is the excess of the "stated redemption price at maturity" of a Note over its issue price if such excess equals or exceeds a "de minimis amount" (as defined below). The issue price of a Note generally will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity is the sum of all payments provided for under the terms of the Note other than "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Notes issued with OID are hereinafter called "OID Notes". Special rules for "Floating Rate Notes" are described below under "Notes Issued with Floating Interest Rates."

         U.S. Holders of OID Notes that mature more than one year from the date of issuance generally must include OID in income as ordinary interest income in advance of actual receipt of some or all of the corresponding interest payments from DQE Capital. U.S. Holders of OID Notes generally must include in income the daily portion of OID as it accrues during each accrual period over the life of a Note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity (the "Constant Yield Method").

         The Constant Yield Method

         Under the Constant Yield Method, the amount of OID includible in income by a U.S. Holder of an OID Note is the sum of the daily portions of OID with respect to the OID Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds such OID Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as:

               (a)  no accrual period is longer than one year and

               (b) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period.

         The amount of OID allocable to an accrual period equals the excess of

               (x) the product of the OID Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

               (y) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the issue price of the Note:

               (a) increased by the amount of accrued OID for each prior accrual period; and

               (b) decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments.

         For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued before the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length.

         The amount of OID allocable to the final accrual period is the difference between

               (a) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and

               (b) the Note's adjusted issue price as of the beginning of the final accrual period.

         Because OID is calculated based on the compounding of interest, U.S. Holders will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

         De Minimis OID

         In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not an OID Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

         Short Term Notes

         In general, an individual or other cash basis U.S. Holder of a Note with a term of one year or less (a "short-term Note") is not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis U.S. Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the Constant Yield Method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the Constant Yield Method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

         For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

         Election to Treat All Interest as Original Issue Discount

         A U.S. Holder may elect to include in gross income all interest that accrues on a Note using the Constant Yield Method, with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by an amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

         In applying the Constant Yield Method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing U.S. Holder, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. If this election is made with respect to a Note with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Internal Revenue Service.

         Notes Issued with Floating Interest Rates

         Floating Rate Notes are subject to special rules. For these purposes, a Floating Rate Note will qualify as a "variable rate debt instrument" if it:

               (a) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (A) the total noncontingent principal payments, (B) the number of complete years to maturity from the issue date and (C) .015 and (2) 15 percent of the total noncontingent principal payments; and

               (b) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

         A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months before the first day on which that value is in effect and no later than 1 year following that first day.

         A variable rate is a "qualified floating rate" if:

               (a) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated; or

               (b) it is equal to the product of such a rate and either (1) a fixed multiple that is greater than 0.65 but not more that 1.35, or
         (2) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

If a Note provides for two or more qualified floating rates that (a) are within
0.25 percentage points of each other on the issue date or (b) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

         An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if:

               (a) the rate is equal to a fixed rate minus a qualified floating rate; and

               (b) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

         If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and:

               (a) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points; or

               (b) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate,

the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, CD Rate Notes, CMT Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and Treasury Rate Notes should generally be treated as "variable rate debt instruments."

         In general, if

               (a) a Floating Rate Note that provides for stated interest at a single qualified floating rate or objective rate throughout the term thereof qualifies as a "variable rate debt instrument," and

               (b) interest on such Note is unconditionally payable in cash or other property (other than debt instruments of the issuer),

then all stated interest on the Note is qualified stated interest and will be taxed accordingly. The amount of OID for such Notes, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

         In general, any other Floating Rate Note that qualifies as a variable rate debt instrument will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Note. For this calculation, the amount of interest and OID accruals on the Note are generally determined by:

               (a) determining a fixed rate substitute for each variable rate provided under the Floating Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note);

               (b) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above);

               (c) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

               (d) making the appropriate adjustments for actual variable rates during the applicable accrual period.

         If a Floating Rate Note does not qualify as a "variable rate debt instrument," then the Note would be treated as a contingent payment debt obligation. The effect of treating a Floating Rate Note as a contingent payment debt obligation would be to require a U.S. Holder, regardless of its regular method of accounting, to accrue income based on the "comparable yield" of the Floating Rate Note (i.e., the yield at which DQE Capital would issue a fixed rate debt instrument with the same maturity and with terms and conditions otherwise similar to the Floating Rate Note, including without limitation the DQE guaranty). As a result, a U.S. Holder could accrue income in excess of cash payments actually received, and any gain or loss upon the sale, exchange or retirement of the Floating Rate Note would be treated as other than long-term capital gain or loss.

NOTES PURCHASED AT A PREMIUM

         A U.S. Holder that purchases a Note for an amount in excess of its stated redemption price at maturity may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the Internal Revenue Service. See also "Original issue Discount -- Election to Treat All Interest as Original issue Discount."

BASIS AND SALES, EXCHANGES OR RETIREMENTS

         A U.S. Holder's tax basis in a Note will generally equal the cost of such Note to the U.S. Holder plus the total amount of OID or market discount included in such U.S. Holder's income plus the amount of income, if any, attributable to de minimis OID and de minimis market discount included in the U.S Holder's income with respect to the Note, less (a) any payments received by such U.S. Holder that are not qualified stated interest and (b) the amount of any amortizable bond premium applied to reduce interest on the Note.

         Upon the sale, exchange or payment of a Note having a maturity date more than one year from the date of issuance, the U.S. Holder of a Note will generally realize capital gain or loss equal to the difference between the amount realized and the U.S. Holder's tax basis in such Note. U.S. Holders of OID Notes that have a maturity date one year or less from the date of issuance, and who do not elect to accrue OID using the Constant Yield Method, will generally be required to treat gain realized on the sale, exchange or payment of such Note as interest income to the extent of OID accrual on a straight-line basis through the date of the such sale, exchange or payment. Capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. Under current law, the deductibility of capital losses is subject to certain limitations.

BACKUP WITHHOLDING

         Certain backup withholding and information reporting requirements may apply to payments on a Note to registered U.S. Holders who are not otherwise exempt from such requirements pursuant to the Code. In general, with respect to non-corporate U.S. Holders, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity, and to the accrual of OID on an OID Note, and backup withholding at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns. Any amounts withheld from a payment to a U.S. Holder under backup withholding rules would be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax provided the required information is furnished to the Internal Revenue Service.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         The Notes are being offered on a continuing basis by DQE Capital through Salomon Smith Barney Inc., which has agreed to use reasonable best efforts to solicit offers to purchase the Notes; provided that DQE Capital and Salomon Smith Barney may arrange for additional brokers or dealers to participate in the offering of any particular tranche of the Notes (Salomon Smith Barney and each such other broker or dealer being called, individually, an "Agent" and, collectively, the "Agents"); and provided, further, that DQE Capital has reserved its right to sell, solicit and accept offers to purchase Notes on its own behalf. DQE Capital will have the sole right to accept offers to purchase Notes and may reject any offer in whole or in part. An Agent will have the right to reject any offer in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise specified in the pricing supplement, DQE Capital will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .150% to
 .875% of the initial offering price of the Notes to be sold, depending upon the maturity of the Notes.

         DQE Capital may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. The Notes may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent and specified in the pricing supplement. An Agent may offer the Notes it has purchased as principal to other dealers. An Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from DQE Capital. After the initial public offering of the Notes that are to be resold by the Agents to investors and other purchasers on a fixed public offering price basis, the public offering price, concession, and discount may be changed.

         In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, any underwriting syndicate participating in a sale of Notes to one or more Agents acting as principal may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

         The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). DQE Capital and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments made in respect of any such liabilities. DQE Capital has also agreed to reimburse the Agents for certain expenses.

         Unless otherwise specified in the pricing supplement, DQE Capital does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

         Concurrently with the offering of Notes through the Agents as described herein, DQE Capital may issue other Debt Securities under the Indenture referred to herein. Any Debt Securities sold by DQE Capital pursuant to the accompanying prospectus will reduce the aggregate principal amount of Notes that may be offered by this prospectus supplement and the prospectus.

         The Agents and/or certain of their affiliates may engage in transactions with and perform services for DQE and certain of its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

         The following information supplements the information regarding legal opinions contained under "LEGAL OPINIONS" in the accompanying prospectus. In addition to the matters referred to in the prospectus, certain U.S. federal income tax matters will be passed upon for DQE Capital by Thelen Reid & Priest LLP. The opinions of David R. High, Esq. and Thelen Reid & Priest LLP, each as counsel to DQE Capital and DQE, and Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Agents, will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by DQE Capital and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS

                                 $250,000,000

                            DQE CAPITAL CORPORATION

                                DEBT SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                                   DQE, INC.

DQE Capital Corporation may offer from time to time up to $250,000,000 in principal amount of its unsecured debt securities at prices and on terms to be determined at the time of sale. DQE, Inc., which is the parent company of DQE Capital, will unconditionally guarantee the payment of the debt securities.

One or more supplements to this prospectus will indicate the terms of each series of debt securities, and each tranche within a series, including, where applicable, the

    ()    series designation,
    ()    principal amount,
    ()    stated maturity date,
    ()    interest rate and interest payment dates,
    ()    initial public offering price and
    ()    provisions for redemption, if any.

DQE Capital may sell the debt securities to or through underwriters, dealers or agents or directly to one or more purchasers. The applicable prospectus supplement will describe each offering of the debt securities.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


July 30, 1999.

THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT DQE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SEE AVAILABLE INFORMATION. YOU MAY OBTAIN COPIES OF DOCUMENTS CONTAINING SUCH INFORMATION FROM US, WITHOUT CHARGE, BY EITHER CALLING OR WRITING TO US AT:

                             DQE CAPITAL CORPORATION
                             411 SEVENTH AVENUE
                             PITTSBURGH, PENNSYLVANIA 15219-1905
                             ATTENTION: TREASURER
                             TELEPHONE: (412) 393-6700


                                TABLE OF CONTENTS


                                                                            PAGE

AVAILABLE INFORMATION..........................................................3

DQE........................................................................... 4

DQE CAPITAL................................................................... 4

USE OF PROCEEDS............................................................... 5

DESCRIPTION OF THE DEBT SECURITIES...........................................  5

         General  ............................................................ 5

         Guaranty of DQE; Holding
            Company Structure................................................. 6

         Payment and Paying Agents............................................ 7

         Registration and Transfer............................................ 8

         Redemption........................................................... 8

         Satisfaction and Discharge........................................... 8

         Events of Default.....................................................9

         Remedies............................................................ 10

         Consolidation, Merger
            Sale of Assets................................................... 12

         Modification of Indenture........................................... 13

         Duties of the Trustee; Resignation;
            Removal.......................................................... 16

         Evidence of Compliance.............................................. 16

         Governing Law....................................................... 16

PLAN OF DISTRIBUTION......................................................... 16

EXPERTS...................................................................... 17

LEGAL OPINIONS............................................................... 18



WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OTHER THAN THIS PROSPECTUS AND THE USUAL SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER JULY 30, 1999, WHICH IS THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE DEBT SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE DEBT SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER IS NOT PERMITTED.

                               AVAILABLE INFORMATION

         DQE, Inc., which is the parent company of DQE Capital Corporation, files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room and at its Regional Offices:

 Public Reference Room    New York Regional Office     Chicago Regional Office
     Judiciary Plaza        7 World Trade Center           Citicorp Center
 450 Fifth Street, N.W.          Suite 1300            500 West Madison Street
        Room 1024         New York, New York 10048            Suite 1400
 Washington, D.C. 20549                             Chicago, Illinois 60661-2551


         You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material by mail from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains an Internet site that contains DQE's reports, proxy statements and other information filed with the SEC. The address of that site is http://www.sec.gov.

         DQE's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning DQE can also be inspected at the office of that exchange located at 20 Broad Street, New York, New York 10005.

         DQE is incorporating into this prospectus by reference:

                  () DQE's most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act and

                  () all other documents filed by DQE with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of DQE's most recent Annual Report and prior to the termination of the offering made by this prospectus, and all of those documents are deemed to be a part of this prospectus from the date of filing those documents. We refer to the documents incorporated into this prospectus by reference as the "Incorporated Documents". Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus or in any prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this prospectus are:

                  () Annual Report on Form 10-K for the year ended December 31, 1998;

                  () Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

                  () Current Reports on Form 8-K dated March 19, March 26 and July 29, 1999.

         DQE maintains an Internet site at http://www.dqe.com which contains information concerning DQE and its affiliates. The information contained at DQE's Internet site is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

         DQE Capital is not required to file reports with the SEC. There will be no separate reports or other information relating to DQE Capital included or incorporated in this prospectus.

                                       DQE

         DQE, Inc., a Pennsylvania corporation, is a multi-utility delivery and services company. DQE has the following direct subsidiaries, in addition to DQE
Capital:

          () Duquesne Light Company, a utility engaged in the generation, transmission, distribution and sale of electric energy, is DQE's largest subsidiary, accounting for 88.7% of DQE's consolidated revenue as of December 31, 1998. The utility provides power to approximately 580,000 customers in an 800 square mile area located within the Allegheny, Beaver and, to a limited extent, Westmoreland counties of southwestern Pennsylvania. The total population within the area is over 1.5 million, of which over 350,000 live in Pittsburgh.

          () Montauk, Inc. makes long-term investments in affordable housing projects, sale/leasebacks, lease/leasebacks and investments in alternative energy.

          () AquaSource, Inc., is a water resource management company that acquires, develops and manages water and wastewater service operations and bottled water delivery companies.

          () Duquesne Enterprises, Inc., is building businesses in the energy services and technologies and electronics commerce industries and in communications.

          () DQE Energy Services, Inc. is a diversified energy services company offering a wide range of energy solutions for industrial, utility and consumer markets worldwide. DES' initiatives include energy facility development and operation, domestic and international independent power production and the production and supply of innovative fuels.

          () DQEnergy Partners, Inc. is working with owners of a wide range of gas, electricity and telecommunication distribution systems to help them better meet the needs of their customers and communities.

         DQE's principal executive offices are located at Cherrington Corporate Center, Suite 100, 500 Cherrington Parkway, Coraopolis, Pennsylvania 15108-3189 and the telephone number is (412) 262-4700.

         See AVAILABLE INFORMATION for the availability of additional information about DQE.

                                   DQE CAPITAL

         DQE Capital Corporation is a Delaware corporation and a wholly-owned subsidiary of DQE. DQE Capital's primary business purpose is to provide financing for the operations of the direct and indirect subsidiaries of DQE other than Duquesne Light Company.

         DQE Capital's principal executive offices are located at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1905 and the telephone number is (412) 393-6700.

                                 USE OF PROCEEDS

         Unless otherwise specified in the prospectus supplement relating to any series or tranche of the debt securities offered by this prospectus (the "Debt Securities"), the net proceeds from the sale of Debt Securities will be loaned to DQE and/or to one or more of DQE's direct or indirect subsidiaries (other than Duquesne Light Company). DQE Capital expects that the proceeds will be used for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for these purposes.


                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

         DQE Capital may issue the Debt Securities in one or more series, or in one or more tranches within a series, under an Indenture dated as of August 1, 1999 (the "Indenture"), from DQE Capital and DQE to The First National Bank of Chicago, as trustee (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. DQE Capital has filed the Indenture, as well as a form of officer's certificate to establish a series of debt securities, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, those provisions or definitions are incorporated by reference as a part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

         In addition to the Debt Securities, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. The Debt Securities and all other debt securities issued under the Indenture are collectively referred to as the "Indenture Securities." Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of DQE Capital. Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by DQE Capital of other secured or unsecured debt, whether under the Indenture, under any other indenture that DQE Capital may enter into in the future or otherwise. See the prospectus supplement relating to any offering of Debt Securities.

         DQE will unconditionally guarantee the payment when due of the principal of and premium, if any, and interest, if any, on the Indenture Securities. See "Guaranty of DQE; Holding Company Structure".

         The applicable prospectus supplements will describe the following terms of the Debt Securities of each series or tranche:

               (a) the title of the Debt Securities;

               (b) any limit upon the aggregate principal amount of the Debt Securities;

               (c) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof and the right, if any, to extend such date or dates;

               (d) the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates, if any, will be determined, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the right, if any, of DQE Capital to defer or extend an interest payment date, and the regular record date for any interest payable on any interest payment date and the person or persons to whom interest on the Debt Securities will be payable on any interest payment date, if other than the person or persons in whose names the Debt Securities are registered at the close of business on the regular record date for such interest;

               (e) the place or places where, subject to the terms of the Indenture as described below under "- Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and where, subject to the terms of the Indenture as described below under "- Registration and Transfer", the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon DQE Capital in respect of the Debt Securities and the Indenture may be served; the Security Registrar and Paying Agents for the Debt Securities; and, if such is the case, that the principal of the Debt Securities will be payable without presentation or surrender;

               (f) any period or periods within which, date or dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of DQE Capital;

               (g) the obligation or obligations, if any, of DQE Capital to redeem or purchase any of the Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, and the period or periods within which, or date or dates on which, the price or prices at which, and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

               (h) the denominations in which any of the Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

               (i) if the Debt Securities are to be issued in global form, the identity of the depositary; and

               (j) any other terms of the Debt Securities.

GUARANTY OF DQE; HOLDING COMPANY STRUCTURE

         DQE will unconditionally guarantee the payment of principal of and premium, if any, and interest, if any, on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt

Securities and the Indenture. The Guaranty will be contained in the Indenture and will also be endorsed on each Debt Security. The Guaranty will remain in effect until the entire principal of and premium, if any, and interest, if any, on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Thirteen.)

         DQE conducts its operations primarily through its direct and indirect subsidiaries, and substantially all of the assets shown on DQE's consolidated balance sheet are held by such subsidiaries. Accordingly, DQE's cash flow and its ability to meet its obligations under the Guaranty are largely dependent upon the earnings of such subsidiaries and the distribution or other payment of such earnings to DQE in the form of dividends or loans or advances and repayment of loans and advances from DQE. The subsidiaries are separate and distinct legal entities and, except for DQE Capital, have no obligation to pay any amounts due on the Debt Securities or to make any funds available for such payment.

         Because DQE is a holding company, its obligations under the Guaranty will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, DQE's rights and the rights of its creditors, including the rights of the Holders of the Debt Securities under the Guaranty, to participate in the assets of any subsidiary (other than DQE Capital) upon the liquidation or reorganization of such a subsidiary will be subject to the prior claims of such subsidiary's creditors. To the extent that DQE may itself be a creditor with recognized claims against any such subsidiary, DQE's claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by DQE. Although certain agreements to which DQE and its subsidiaries are parties limit the incurrence of additional indebtedness, DQE and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

PAYMENT AND PAYING AGENTS

         Except as may be provided in the applicable prospectus supplement, DQE Capital will pay interest, if any, on each Debt Security on each interest payment date to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a "Holder") as of the close of business on the regular record date relating to such interest payment date; provided, however, that DQE Capital will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, "Maturity") to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee which is not more than 30 days and not less than 10 days before the date proposed by DQE Capital for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if the Trustee deems such manner of payment practicable. (See Section 307.)

         Unless otherwise specified in the applicable prospectus supplement, DQE Capital will pay the principal of and premium, if any, and interest, if any, on the Debt Securities at Maturity upon presentation of the Debt Securities at the corporate trust office of The First National Bank of Chicago in Chicago, Illinois, as paying agent for DQE Capital. DQE Capital may change the place of payment of the Debt Securities, may appoint one or more additional paying agents (including DQE Capital) and may remove any paying agent, all at its discretion. (See Section 502.)

REGISTRATION AND TRANSFER

         Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Debt Securities, and may exchange Debt Securities for other Debt Securities of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of The First National Bank of Chicago in Chicago, Illinois as security registrar for the Debt Securities. DQE Capital may change the place for registration of transfer and exchange of the Debt Securities, may appoint one or more additional security registrars (including DQE Capital) and may remove any security registrar, all at its discretion. (See
Section 502.) Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but DQE Capital may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. DQE Capital will not be required to execute or provide for the registration of transfer of or the exchange of (a) any Debt Security during a period of 15 days before giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

REDEMPTION

         The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Debt Securities. Except as otherwise provided in the applicable prospectus supplement with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Debt Securities of a series, or any tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (See Sections 403 and 404.)

         Any notice of redemption at the option of DQE Capital may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and DQE Capital will not be required to redeem such Debt Securities. (See Section 404.)

SATISFACTION AND DISCHARGE

         Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at DQE Capital's election, the entire indebtedness of DQE Capital and DQE in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than DQE Capital or DQE), in trust:

               (a) money in an amount which will be sufficient, or

               (b) in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or

               (c) a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (See Section 601.)

         The right of DQE Capital to cause its entire indebtedness in respect of the Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

         The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and DQE Capital has paid or caused to be paid all other sums payable by DQE Capital under the Indenture. (See Section 602.)

EVENTS OF DEFAULT

         Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an "Event of Default" with respect to such series of Indenture Securities:

               (a) failure to pay interest on any Indenture Security of such series within 30 days after the same becomes due and payable; provided, however, that no such failure will constitute an Event of Default if DQE Capital has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series; or

               (b) failure to pay the principal of or premium, if any, on any Indenture Security of such series when due; provided, however, that no such failure will constitute an Event of Default if DQE Capital has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series; or

               (c) failure to perform, or breach of, any covenant or warranty of DQE Capital or DQE contained in the Indenture for 60 days after written notice to DQE Capital and DQE from the Trustee or to DQE Capital, DQE and the Trustee by the holders of at least 33% in principal amount of the Outstanding Indenture Securities of such series as provided in the Indenture unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by DQE Capital or DQE within such period and is being diligently pursued; or

               (d) certain events in bankruptcy, insolvency or reorganization of DQE Capital or DQE.

(See Section 701.)


REMEDIES

         Acceleration of Maturity

         If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Indenture Securities of such series may declare the principal amount (or, if any of the Outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the Outstanding Indenture Securities of such series to be due and payable immediately by written notice to the Company (and to the Trustee if given by Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Indenture Securities of any one such series.

         At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (a) DQE Capital or DQE has paid or deposited with the Trustee a sum sufficient to pay

               (1) all overdue interest, if any, on all Indenture Securities of such series;

               (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

               (3) interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

               (4) all amounts due to the Trustee under the Indenture in respect of compensation and reimbursement of expenses; and

          (b) all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 702.)

         Right to Direct Proceedings

         If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate, (b) the Trustee does not determine that the action so directed would be unjustly prejudicial to the Holders of Indenture Securities of such series not taking part in such direction and (c) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. (See Section 712.)

         Limitation on Right to Institute Proceedings

         No Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

                  (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

                  (b) the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

                  (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then Outstanding.

         Furthermore, no Holder of Indenture Securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of Indenture Securities of such series. (See Section 707.)

         No Impairment of Right to Receive Payment

         Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder of an Indenture Security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such Holder. (See Section 708.)

         Notice of Default

         The Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under "- Events of Default" may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term "default" means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders. (See Section 802.)

CONSOLIDATION, MERGER, SALE OF ASSETS

         Neither DQE Capital nor DQE may consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

                  (a) the Person formed by such consolidation or into which DQE Capital or DQE, as the case requires, is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then Outstanding), all of the properties of DQE Capital or DQE, as the case requires, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and

                  (b) such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by DQE Capital or DQE, as the case requires.

In the case of the conveyance or other transfer of all of the properties of DQE Capital or DQE, as or substantially as an entirety, to any person as contemplated above, DQE Capital or DQE, as the case requires, would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless DQE Capital or DQE, as the case requires, elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of DQE Capital or DQE, as the case requires, the successor or transferee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, DQE Capital or DQE, as the case requires, under the Indenture. (See Sections 1001, 1002 and 1003).

         The Indenture will not prevent or restrict:

                  (a) any consolidation or merger after the consummation of which DQE Capital or DQE would be the surviving or resulting entity;

                  (b) any consolidation of DQE Capital with DQE or any other Person all of the outstanding voting securities of which are owned, directly or indirectly, by DQE; or any merger of any of such Persons into any other of such Persons; or any conveyance or other transfer, or lease, of properties by any thereof to any other thereof;

                  (c) any conveyance or other transfer, or lease, of any part of the properties of DQE Capital or DQE which does not constitute the entirety, or substantially the entirety, thereof; or

                  (d) the approval by DQE Capital or DQE of, or the consent by DQE Capital or DQE to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of DQE Capital or DQE, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1004.)


MODIFICATION OF INDENTURE

         Modifications Without Consent

         DQE Capital, DQE and the Trustee may enter into one or more supplemental indentures without the consent of any Holders of Indenture Securities, for any of the following purposes:

               (a) to evidence the succession of another Person to DQE Capital or DQE, as the case may be, and the assumption by any such successor of the covenants of such party; or

               (b) to add one or more covenants of DQE Capital or DQE, as the case may be, or other provisions for the benefit of all Holders of Indenture Securities or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or to surrender any right or power conferred upon DQE Capital or DQE by the Indenture; or

               (c) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only when no Indenture Security of such series or Tranche remains Outstanding; or

               (d) to provide collateral security for the Indenture Securities or any series thereof; or

               (e) to establish the form or terms of the Indenture Securities of any series or Tranche as permitted by the Indenture; or

               (f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or

               (g) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series; or

               (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or Tranche of, the Indenture Securities; or

               (i) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any Tranche thereof, will be payable, (2) all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for registration of transfer, (3) all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon DQE Capital or DQE in respect of all or any series of Indenture Securities, or any Tranche thereof, and the Indenture may be served; or

               (j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series or Tranche in any material respect.

         Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and DQE Capital, DQE and the Trustee may, without the consent of any Holders of Indenture Securities, enter into one or more supplemental indentures to evidence such amendment. (See
Section 1101.)

         Modifications Requiring Consent

         Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

                  (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;

                  (b) reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series or Tranche; or

                  (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Indenture Security of such series or Tranche.

         A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of Indenture Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Indenture Securities of any other series or Tranche.

         If the supplemental indenture or other document establishing any series or Tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document, no Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requisite principal amount of Indenture Securities have consented to such supplemental indenture. (See Section 1102.)

DUTIES OF THE TRUSTEE; RESIGNATION; REMOVAL

         The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder of Indenture Securities, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See Sections 801 and 803.)

         The Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to DQE Capital or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series delivered to the Trustee and DQE Capital. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if DQE Capital has delivered to the Trustee with respect to one or more series an instrument appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 810.)

EVIDENCE OF COMPLIANCE

         Compliance with the Indenture provisions is evidenced by written statements of officers of DQE Capital and DQE or persons selected or paid by DQE Capital or DQE. In addition, the Indenture requires that DQE Capital and DQE give the Trustee, not less than annually, a brief statement as to compliance with the conditions and covenants under the Indenture.

GOVERNING LAW

         The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture of 1939, as amended, shall be applicable.


                              PLAN OF DISTRIBUTION

         DQE Capital may sell the Debt Securities in any of three ways: (1) to or through underwriters or dealers, (2) directly to one or more purchasers or
(3) through agents. The applicable prospectus supplement or a supplement thereto will set forth the terms of the offering of any Debt Securities, including the names of any underwriters, dealers or agents, the purchase price of such Debt Securities and the proceeds to DQE Capital from such sale, any underwriting discounts or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

         If underwriters are used in any sale of Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such Debt Securities may be purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         The Debt Securities may also be sold directly by DQE Capital or through agents designated by DQE Capital from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by DQE Capital to such agent will be set forth, in the applicable prospectus supplement or a supplement thereto. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

         If so indicated in the applicable prospectus supplement or a supplement thereto, DQE Capital will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities at the public offering price set forth in such prospectus supplement or supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such prospectus supplement or supplement. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or supplement thereto and such prospectus supplement or supplement will set forth the commissions payable for solicitation of such contracts.

         Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Agents and underwriters may be entitled under agreements entered into with DQE Capital to indemnification by DQE Capital against certain liabilities, including liabilities under the Securities Act and other securities laws, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.

         Any underwriters, dealers or agents participating in the distribution of the Debt Securities, and/or affiliates thereof, may engage in transactions with and perform services for DQE Capital and its affiliates in the ordinary course of business.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to DQE's most recent Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included in such Form 10-K, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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

                                 LEGAL OPINIONS

         The validity of the Debt Securities and the Guaranty and certain other matters will be passed upon for DQE Capital and DQE by David R. High, Esq., employed by DQE as its Associate General Counsel, and by Thelen Reid & Priest LLP, special counsel for DQE Capital and DQE, and for any agents, underwriters or dealers by Milbank, Tweed, Hadley & McCloy LLP. In giving their opinions, Thelen Reid & Priest LLP and Milbank, Tweed, Hadley & McCloy LLP may rely on the opinion of Mr. High as to all matters of Pennsylvania law, and Mr. High may rely upon the opinion of Thelen Reid & Priest LLP as to all matters of New York law and certain matters of federal securities law.


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